Exhibit 10.1
THIRTEENTH AMENDMENT TO AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

THIRTEENTH AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of November 3, 2016 (this “Amendment No. 13”), is by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as administrative and collateral agent for the Lenders (as hereinafter defined) pursuant to the Loan Agreement defined below (in such capacity, “Agent” as hereinafter further defined), BlueLinx Corporation, a Georgia corporation, successor by merger to the merger of BlueLinx Services Inc., a Georgia corporation, with and into BlueLinx Corporation with BlueLinx Corporation as the surviving corporation of such merger (“BlueLinx”), and BlueLinx Florida LP, a Florida limited partnership (“BFLP”, and together with BlueLinx, each individually a “Borrower” and collectively, “Borrowers”), BlueLinx Florida Holding No. 1 Inc., a Georgia corporation (“BFH1”) and BlueLinx Florida Holding No. 2 Inc., a Georgia corporation (“BFH2”), and together with BFH1, each individually a “Corporate Guarantor” and collectively, “Corporate Guarantors”) and BlueLinx Holdings Inc., a Delaware corporation (“Parent Guarantor”).
W I T N E S S E T H:
WHEREAS, Agent, the parties to the Loan Agreement as lenders (collectively, “Lenders”), Borrowers and Corporate Guarantors have entered into financing arrangements pursuant to which Lenders (or Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Amended and Restated Loan and Security Agreement, dated August 4, 2006, by and among Agent, Lenders, Borrowers and Corporate Guarantors, as amended by First Amendment to Amended and Restated Loan and Security Agreement, dated as of October 22, 2008, Second Amendment to Amended and Restated Loan and Security Agreement, dated as of July 7, 2010, Third Amendment to Amended and Restated Loan and Security Agreement, dated as of May 10, 2011, Fourth Amendment to Amended and Restated Loan and Security Agreement, dated as of August 11, 2011, Fifth Amendment to Amended and Restated Loan and Security Agreement and Lender Joinder, dated as of March 29, 2013, Sixth Amendment to Amended and Restated Loan and Security Agreement, dated as of June 28, 2013, Seventh Amendment to Amended and Restated Loan and Security Agreement, dated as of March 14, 2014, Eighth Amendment to Amended and Restated Loan and Security Agreement, dated as of July 8, 2014, Ninth Amendment to Amended and Restated Loan and Security Agreement, dated as of August 14, 2014, Tenth Amendment to Amended and Restated Loan and Security Agreement, dated as of February 18, 2015, Eleventh Amendment to Amended and Restated Loan and Security Agreement, dated as of March 10, 2016, and Twelfth Amendment to Amended and Restated Loan and Security Agreement, dated as of March 24, 2016 (as from time to time further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”, and together with all agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto, as from time to time amended, modified, supplemented, extended, renewed, restated, or replaced, collectively, the “Financing Agreements”);
WHEREAS, Borrowers and Corporate Guarantors and Parent Guarantor have requested that Agent and Lenders (a) extend the Final Maturity Date, (b) extend the Tranche A Loan Maturity Date and (c) enter into certain other amendments to the Loan Agreement;
WHEREAS, the parties hereto desire to enter into this Amendment No. 13 to evidence and effectuate such amendments under the Loan Agreement, in each case subject to the terms and conditions and to the extent set forth herein;
NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1.Amendments.

1.1    Additional Definitions. As used herein or in the Loan Agreement or in any of the other Financing Agreements, the following terms shall have the meanings set forth below and the Loan Agreement and the other Financing Agreements shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:
“Amendment No. 13” shall mean the Thirteenth Amendment to Amended and Restated Loan and Security Agreement, dated as of November 3, 2016, by and among Agent, Borrowers, Corporate Guarantors, Parent Guarantor and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to any Borrower, Guarantor or Parent Guarantor or its Subsidiaries from time to time concerning or relating to bribery or corruption.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervisions with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Sanctions” shall mean, individually and collectively, respectively, any and all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury, the U.S. Department of State, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (e) any other governmental authority in any jurisdiction in which Parent Guarantor, any Borrower or any Guarantor or any of their Subsidiaries is located or doing business, in each case that has authority over Parent Guarantor, any Borrower or any Guarantor or any of their Subsidiaries, as applicable.
“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Amendments to Definitions.

(a)    All references to the term “Capital Leases” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is or is required to be reflected as a capital lease on the balance sheet of such Person; provided, that, for purposes of calculating compliance with Section 9.9(b) and Section 9.17(b) hereof, any lease of a SPE Property on or after the effective date of Amendment No. 13 that was (i) previously leased by Borrower or its Subsidiaries pursuant to the SPE Master Lease and (ii) that arises out of a sale and leaseback transaction shall be classified as an operating lease notwithstanding any accounting treatment that may be required under GAAP.
(b)    All references to the term “Defaulting Lender” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Defaulting Lender” shall mean any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within one (1) Business Day of the date that it is required to do so under this Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit), (b) notified Borrowers, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under this Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally under which it has committed to extend credit, (d) failed, within one (1) Business Day after written request by Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund any amounts required to be funded by it under this Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under this Agreement on the date that it is required to do so under this Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent, (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) becomes subject to an EU Bail-In Action.
(c)    All references to the term “Financial Covenant Compliance Excess Availability” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Financial Covenant Compliance Excess Availability” shall mean during the following measurement periods, the amount of Excess Availability set forth next to such period:

Measurement Period	Excess Availability
(a) From October 1, 2016 through and including March 31, 2017	$32,500,000
(b) From April 1, 2017 through and including April 30, 2017	$36,000,000
(c) From May 1, 2017 through and including May 31, 2017	$36,500,000
(d) From June 1, 2017 through and including June 30, 2017	$37,000,000
(e) From July 1, 2017 through and including July 31, 2017	$37,500,000
(f) From August 1, 2017 through and including August 31, 2017	$38,000,000
(g) From September 1, 2017 through and including September 30, 2017	$38,500,000
(h) From October 1, 2017 through and including October 31, 2017	$39,000,000
(i) From November 1, 2017 through and including November 30, 2017	$39,250,000
(j) From December 1, 2017 through and including December 31, 2017	$39,500,000
(k) From January 1, 2018 through and including January 31, 2018	$39,750,000
(l) From February 1, 2018 through and including February 28, 2018	$40,000,000
(m) From March 1, 2018 through and including March 31, 2018	$40,250,000
(n) From April 1, 2018 through and including April 30, 2018	$40,500,000
(o) From May 1, 2018 through and including May 31, 2018	$41,000,000
(p) From June 1, 2018 through and including June 30, 2018	$41,500,000
(q) From July 1, 2018 and at all times thereafter	$42,000,000
(d)    All references to the term “Final Maturity Date” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Final Maturity Date” shall mean July 15, 2018.
(e)    All references to the term “Financial Covenant Compliance Period” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Financial Covenant Compliance Period” shall mean the period commencing on (1) any date from October 1, 2016 through and including March 31, 2017 on which Excess Availability is less than $32,500,000 and (2) any date from April 1, 2017 and thereafter on which Excess Availability has been less than the greater of (a) the Financial Covenant Compliance Excess Availability for such applicable period and (b) the amount equal to twelve and one-half (12.5%) percent of the lesser of (i) the sum of (A) the Borrowing Base and (B) the Tranche A Borrowing Base or (ii) the Maximum Credit, and ending on a subsequent date on which Excess Availability has been equal to or greater than the greater of (a) $45,000,000, and (b) the amount equal to twelve and one-half (12.5%) percent of the lesser of (i) the sum of (A) the Borrowing Base and (B) the Tranche A Borrowing Base or (ii) the Maximum Credit, for the sixtieth (60th) consecutive day.
(f)    All references to the term “Revolving Loan Threshold Limit” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Revolving Loan Threshold Limit” shall mean the amount, calculated at any time, equal to $335,000,000, subject to adjustment as provided in Section 2.1(e) hereof.
(g)    All references to the term “Sanctioned Entity” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.
(h)    All references to the term “Sanctioned Person” in the Loan Agreement and other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Sanctioned Person” means, at any time, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other Sanctions-related list maintained by any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) of this definition.
(i)    All references to the term “Tranche A Loan Limit” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Tranche A Loan Limit” shall mean (a) from October 1, 2016 through and including October 31, 2016, $16,000,000, (b) from November 1, 2016 through and including July 14, 2018, as set forth on Schedule A hereto, and (c) on and after July 15, 2018, the Tranche A Loan Limit shall be $-0-; provided, that, to the extent the conditions set forth in Section 2.1(d)(i)(y) hereof are not satisfied on the date of any such reduction, the Tranche A Loan Limit shall not be reduced by such scheduled reduction amount. If the conditions set forth in Section 2.1(d)(i)(y) hereof are satisfied on the date of any subsequent reduction, the Tranche A Loan Limit shall be reduced by the amount of such scheduled reduction set forth on Schedule A hereto.
(j)    All references to the term “Tranche A Loan Maturity Date” in the Loan Agreement and the other Financing Agreements shall be deemed and each such reference is hereby replaced with the following:
“Tranche A Loan Maturity Date” shall mean July 15, 2018 or earlier in accordance with the terms and conditions hereof.
1.3    Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed to them in the Loan Agreement.
Section 2.    Amendments to Loan Agreement.

2.1    Tranche A Loans. Sections 2.1(d)(i) of the Loan Agreement is hereby replaced with the following:
“(i)    Borrowers shall make mandatory payments or prepayments of principal in respect of the Tranche A Loans prior to the Final Maturity Date (A) on the date of any regularly scheduled reduction in the amount of the Tranche A Loan Limit to the extent a payment is required to be made to reduce the outstanding Tranche A Loans to the amount equal to or less than the then effective Tranche A Loan Limit, (B) using net cash proceeds of the sale of Capital Stock after March 14, 2014 by a Borrower or Guarantor or one of its Subsidiaries (including BlueLinx Building Products Canada Ltd.) in accordance with Section 9.7(b)(iv) hereof or by Parent Guarantor or one of its Subsidiaries (other than a Borrower, Guarantor, BlueLinx or Building Products Canada Ltd.) or a sale of equity interests in an SPE Propco in accordance with Section 9.24(b)(iii) hereof) and (C) using net cash proceeds from the issuance of any Indebtedness after March 14, 2014 by a Borrower or Guarantor or one of its Subsidiaries (including BlueLinx Building Products Canada Ltd.) in accordance with Section 9.9(f) or 9.9(o) hereof or by Parent Guarantor or one of its Subsidiaries (other than a Borrower, Guarantor or BlueLinx Building Products Canada Ltd.) or the incurrence of any Indebtedness, the net proceeds of which are used to repay the Mortgage Loan by an SPE Propco in accordance with Section 9.24(b)(ii) hereof), so long as (x) in the case of the immediately preceding clauses (B) and (C), as the case may be, the following conditions shall have been satisfied: (1) on and after giving effect to such payment or prepayment, Excess Availability is not less than $50,000,000, and (2) on and after giving effect to any such payment or prepayment, no Event of Default shall exist or have occurred and be continuing, and (y) in the case of the immediately preceding clause (A), commencing with any payment or prepayment on and after August 1, 2017 through, but not including the Tranche A Loan Maturity Date, the following conditions shall have been satisfied: (1) on and after giving effect to such payment or prepayment, Excess Availability is not less than $50,000,000, and (2) on and after giving effect to any such payment or prepayment, no Event of Default shall exist or have occurred and be continuing; and”
2.2    Use of Proceeds. Section 6.7 of the Loan Agreement is hereby replaced with the following:
    “6.7    Use of Proceeds. All Loans made or provided by or on behalf of Lenders to Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. Borrowers, Guarantors and Parent Guarantor shall not use, directly or indirectly, the proceeds of any Loans to make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any operations of a Sanctioned Entity or a Sanctioned Person, that in each case is prohibited by any applicable Sanctions, or in any other manner that would result in a violation of Sanctions by any Person.”
2.3    Settlement. Section 6.10(d) of the Loan Agreement is hereby replaced with the following:
“(d) If Agent is not funding a particular Loan to Borrowers pursuant to this Section on any day, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to Borrowers on such day. If Agent makes such corresponding amount available to Borrowers and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the interest rate provided for in Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to Borrowers shall, for all purposes hereof, be a Loan made by Agent for its own account. Upon any such failure by a Lender to pay Agent, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall immediately pay such corresponding amount to Agent for its own account. Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Guarantor to Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent. Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a Lender and such Defaulting Lender’s Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or any Guarantor of their duties and obligations hereunder.”
2.4    Patriot Act. Section 8.20 of the Loan Agreement is hereby replaced with the following:
    “8.20     Patriot Act. To the extent applicable, Parent Guarantor, each Borrower and each Guarantor is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of any Loan or Letter of Credit shall be used, and Parent Guarantor, each Borrower, each Guarantor and their Subsidiaries shall procure that its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Entity in violation of applicable Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.”
2.5    OFAC. Section 8.21 of the Loan Agreement is hereby replaced with the following:
“8.21    OFAC/Sanctions. Neither Parent Guarantor, nor any Borrower, nor any Guarantor nor any of their Subsidiaries is in violation of any Sanctions. Neither Parent Guarantor, nor any Borrower, nor any Guarantor nor any of their Subsidiaries nor any director or officer of Parent Guarantor, Borrower or any Guarantor, nor to the knowledge of Parent Guarantor, any such Borrower, such Guarantor or any of their Subsidiaries, any employee, agent or Affiliate of Parent Guarantor, such Borrower, such Guarantor or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case in violation of applicable Sanctions.  Each of Parent Guarantor, Borrowers, Guarantors and their Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by Parent Guarantor, Borrowers, Guarantors and their Subsidiaries and their respective directors, officers, employees and agents with the Anti-Corruption Laws. Each of Parent Guarantor, Borrowers, Guarantors and their Subsidiaries, and to the knowledge of each of Parent Guarantor, Borrowers, Guarantors and their Subsidiaries, each director, officer, employee, agent and Affiliate of Parent Guarantor, each such Borrower, each such Guarantor and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. No proceeds of any Loan made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity in violation of applicable Sanctions, or otherwise used in any manner that would result in a violation of any applicable Sanction by any Person (including Agent, any Secured Party or any of their Affiliates or other individual or entity participating in any transaction).”
2.6    Encumbrances. Section 9.8(k) of the Loan Agreement is hereby replaced with the following:

    “(k)    pledges and deposits of cash by any Borrower or any Guarantor after the date hereof in the ordinary course of business and commercially reasonable in connection with Real Property leases, workers’ compensation, unemployment insurance and other types of social security benefits or in connection with obligations under Hedging Transactions;”
2.7    Excess Availability. Section 9.23 of the Loan Agreement is hereby replaced with the following:
“9.23    Excess Availability. Borrowers shall at all times maintain Excess Availability of not less than the following amounts during the following time periods:

Measurement Period	Amount of Excess Availability
(a) From October 1, 2016 through and including March 31, 2017	$32,500,000
(b) From April 1, 2017 through and including April 30, 2017	$35,000,000
(c) From May 1, 2017 through and including May 31, 2017	$35,500,000
(d) From June 1, 2017 through and including June 30, 2017	$36,000,000
(e) From July 1, 2017 through and including July 31, 2017	$36,500,000
(f) From August 1, 2017 through and including August 31, 2017	$37,000,000
(g) From September 1, 2017 through and including September 30, 2017	$37,500,000
(h) From October 1, 2017 through and including October 31, 2017	$38,000,000
(i) From November 1, 2017 through and including November 30, 2017	$38,250,000
(j) From December 1, 2017 through and including December 31, 2017	$38,500,000
(k) From January 1, 2018 through and including January 31, 2018	$38,750,000
(l) From February 1, 2018 through and including February 28, 2018	$39,000,000
(m) From March 1, 2018 through and including March 31, 2018	$39,250,000
(n) From April 1, 2018 through and including April 30, 2018	$39,500,000
(0) From May 1, 2018 through and including May 31, 2018	$40,000,000
(p) From June 1, 2018 through and including June 30, 2018	$40,500,000
(q) From July 1, 2018 and at all times thereafter	$41,000,000
;provided, that, commencing on and after August 1, 2017, if a mandatory reduction of the Tranche A Loan Limit is not made on the date of such reduction as set forth in the definition of Tranche A Loan

Limit because the conditions to such reduction are not satisfied in accordance with Section 2.1(d)(i) hereof, the amount of Excess Availability set forth in this Section 9.23 next to the applicable measurement period shall be permanently increased by the amount of the Tranche A Loan Limit reduction that was not made on the date set forth in the definition of Tranche A Loan Limit. The amounts of any such increases in Excess Availability shall be cumulative so that the aggregate amount of all Tranche A Loan Limit reductions that are not made are added to the aggregate amount of Excess Availability set forth in this Section 9.23.”
2.8    Amendments and Waivers.
(a)    Section 11.3(a)(ii)(F) of the Loan Agreement is hereby amended by replacing the reference to “July 15, 2017” with the reference to “July 15, 2018”.
(b)    Section 11.3(a)(v)(B) of the Loan Agreement is hereby amended by replacing the reference to “July 15, 2017” with the reference to “July 15, 2018”.
2.9    Patriot Act. Section 13.11 of the Loan Agreement is hereby replaced with the following:
“13.11    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Parent Guarantor, any Borrower or any Guarantor and (b) OFAC/PEP searches and customary individual background checks for Parent Guarantor’s, any Borrower’s or any Guarantor’s senior management and key principals, and Parent Guarantor, each Borrower and each Guarantor agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.”
2.10    EU Bail-In Acknowledgment. A new Section 13.12 is hereby added to the Credit Agreement as follows:
“13.12 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.”
Section 3.    Amendments to Exhibits and Schedules.
3.1    A new Schedule A to the Loan Agreement (Tranche A Loan Limit) is hereby added to the Loan Agreement attached as Exhibit A to this Amendment No. 13.
3.2    Schedule 1.1 to the Loan Agreement (Revolving Loan Commitments) is hereby replaced with the Schedule 1.1 to the Loan Agreement attached as Exhibit B to this Amendment No. 13.
3.3    Schedule 1.2 to the Loan Agreement (Tranche A Loan Commitments) is hereby replaced with the Schedule 1.2 to the Loan Agreement attached as Exhibit C to this Amendment No. 13.
Section 4.    Representations and Warranties. Borrowers and Guarantors, jointly and severally, represent and warrant with and to Agent and Lenders as follows, which representations and warranties, together with the representations and warranties in the other Financing Agreements, shall survive the execution and delivery hereof, and the truth and correctness thereof, in all material respects, being a continuing condition of the making of any Loans by Lenders (or Agent on behalf of Lenders) to Borrowers:
4.1    This Amendment No. 13 has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and Guarantors which are a party hereto and is in full force and effect as of the date hereof, as the case may be, and the obligations of Borrowers or Guarantors contained herein constitute legal, valid and binding obligations of Borrowers and Guarantors, as the case may be, enforceable against them in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.
4.2    The execution, delivery and performance of this Amendment No. 13 and each other agreement or instrument to be executed and delivered by Parent Guarantor, Borrowers or Guarantors hereunder (a) are all within Parent Guarantor’s, Borrowers’ and Guarantors’ corporate or limited liability company powers, (b) are not in contravention of law or the terms of Parent Guarantor’s, Borrowers’ or Guarantors’ certificate of incorporation, by laws, certificate of formation, operating agreements or other organizational documentation, or any indenture, agreement or undertaking to which Parent Guarantor, each Borrower and Guarantor is a party or by which or its property are bound and (c) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Parent Guarantor, Borrowers or Guarantors, except as provided in the Financing Agreements.
4.3    On or before November 30, 2016 (unless extended by Agent in its sole discretion, which consent shall not be unreasonably withheld and which consent may be effected by e-mail), Borrowers and Guarantors shall deliver to Agent true, correct and complete copies of all of the material Mortgage Loan Documents. After giving effect to the provisions of this Amendment No. 13, no Mortgage Loan Default or Mortgage Loan Event of Default exists or has occurred and is continuing.
4.4    All of the representations and warranties set forth in the Loan Agreement as amended hereby, and the other Financing Agreements, are true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) after giving effect to the provisions of this Amendment No. 13, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) as of such date.

4.5    After giving effect to the provisions of this Amendment No. 13, no Default or Event of Default exists or has occurred and is continuing.
Section 5.    Release by Parent, Guarantor, Borrowers and Guarantors.
5.1    Release.
(a)    In consideration of the agreements of Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders (or Agent on behalf of Lenders) to Borrowers pursuant to the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Parent Guarantor, each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent, each Lender, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Lender and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which each of Parent Guarantor, any Borrower or Guarantor, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment No. 13, including, without limitation, for or on account of, or in relation to, or in any way in connection with the Loan Agreement, as amended and supplemented through the date hereof, and the other Financing Agreements.
(b)    Parent Guarantor and each Borrower and Guarantor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)    Parent Guarantor and each Borrower and Guarantor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.
(d)    Parent Guarantor, Borrowers and Guarantors represent and warrant that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.
(e)    Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.
5.2    Covenant Not to Sue. Parent Guarantor and each Borrower and Guarantor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Parent Guarantor, any Borrower or Guarantor pursuant to Section 5.1 hereof. If Parent Guarantor, any Borrower or Guarantor violates the foregoing covenant, Parent Guarantor, each Borrower and Guarantor agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
5.3    Waiver of Statutory Provisions. PARENT GUARANTOR, EACH BORROWER AND EACH GUARANTOR HEREBY EXPLICITLY WAIVE ALL RIGHTS UNDER AND ANY BENEFITS OF ANY

COMMON LAW OR STATUTORY RULE OR PRINCIPLE WITH RESPECT TO THE RELEASE OF SUCH CLAIMS, PARENT GUARANTOR, EACH BORROWER AND EACH GUARANTOR) AGREE THAT NO SUCH COMMON LAW OR STATUTORY RULE OR PRINCIPLE SHALL AFFECT THE VALIDITY OR SCOPE OR ANY OTHER ASPECT OF THIS RELEASE.
Section 6.    Conditions Precedent. Concurrently with the execution and delivery hereof, and as a further condition to the effectiveness of this Amendment No. 13 and the agreement of Agent to the modifications and amendments set forth in this Amendment No. 13:
6.1    Agent shall have received an executed copy of an original or executed original counterparts of this Amendment No. 13 by electronic mail or facsimile (with the originals to be delivered within five (5) Business Days after the date hereof), duly authorized, executed and delivered by each Borrower and Guarantor;
6.2    each Borrower, Guarantor and Parent Guarantor shall deliver, or cause to be delivered, to Agent a true and correct copy of any consent, waiver or approval to or of this Amendment No. 13, which any Borrower, Guarantor or Parent Guarantor is required to obtain from any other Person, and such consent, approval or waiver shall be in a form and substance satisfactory to Agent in its good faith determination;
6.3    all requisite corporate action and proceedings in connection with this Amendment No. 13 and the other Financing Agreements delivered in connection herewith, shall be satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority;
6.4    Agent shall have received approvals of all Lenders required to consent to the amendments to the Loan Agreement and the other Financing Agreements, set forth in this Amendment No. 13;
6.5    Agent shall have received payment, or shall be authorized to charge the Borrowers’ Loan Account for payment, of all fees (including all fees payable to Lenders) set forth in any fee letter between Agent and Borrowers with respect to the transactions contemplated by this Amendment No. 13;
6.6    all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements, each as amended by this Amendment No. 13, shall be true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects (or in all respects in the case of any representation and warranty qualified by materiality or Material Adverse Change) as of such date;
6.7    all other documents and legal matters in connection with the transactions contemplated by this Amendment No. 13 shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent; and
6.8    after giving effect to the amendment contemplated by this Amendment No. 13, no Default or Event of Default shall exist or have occurred and be continuing.
Section 7.    Effect of this Amendment No. 13.
7.1    Except as expressly set forth herein, no other amendments, changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof and Borrowers and Guarantors shall not be entitled to any other or further amendment by virtue of the provisions of this Amendment No. 13 or with respect to the subject matter of this Amendment No. 13. To the extent of conflict between the terms of this

Amendment No. 13 and the other Financing Agreements, the terms of this Amendment No. 13 shall control. The Loan Agreement and this Amendment No. 13 shall be read and construed as one agreement.
7.2    All references to time periods, measurement periods, dates and amounts in the definitions of Financial Covenant Compliance Excess Availability, Financial Covenant Compliance Period, Tranche A Loan Limit and Tranche A Loan Commitments and in Section 9.23 of the Loan Agreement, shall be amended for the time periods and amounts set forth herein on and after the Amendment No. 13 Effective Date. All references to the time periods, measurement periods, dates and amounts in the definitions of Financial Covenant Compliance Excess Availability, Financial Covenant Compliance Period, Tranche A Loan Limit and Tranche A Commitment and in Section 9.23 of the Loan Agreement in effect prior to the Amendment No. 13 Effective Date shall apply to the extent any of the financial or other information used to calculate such amounts for any applicable measurement period is or may be incorrect such that such amount calculated at any prior measurement period shall have been incorrect, Borrowers and Guarantors shall promptly inform Agent of such event. If the corrected information would result in a breach of the applicable covenant in the Loan Agreement, such breach shall, at Agent’s option, constitute an Event of Default. Agent specifically reserves all of its rights and remedies under the Loan Agreement and the other Financing Agreements with respect to the delivery by Borrowers and Guarantors of such incorrect information and the calculation of the amounts for any such applicable measurement period.
Section 8.    Further Assurances. Borrowers and Guarantors shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes set forth in this Amendment No. 13.
Section 9.    Governing Law. The validity, interpretation and enforcement of this Amendment No. 13 and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflict of laws or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
Section 10.    Binding Effect. This Amendment No. 13 shall be binding upon and inure to the benefit of Borrowers, Guarantors, Agent and Lenders and their respective successors and assigns.
Section 11.    Waiver, Modification, Etc. No provision or term of this Amendment No. 13 may be modified, altered, waived, discharged or terminated orally, but only by an instrument in writing executed by the party against whom such modification, alteration, waiver, discharge or termination is sought to be enforced.
Section 12.    Entire Agreement. This Amendment No. 13 represents the entire agreement and understanding concerning the subject matter hereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.
Section 13.    Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment No. 13.
Section 14.    Counterparts. This Amendment No. 13 may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment No. 13 by telefacsimile or other electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Amendment No. 13. Any party delivering an executed counterpart of this Amendment No. 13 by telefacsimile or other electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of this Amendment No. 13.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 13 to be duly executed and delivered by their authorized officers as of the day and year first above written.
BORROWERS

BLUELINX CORPORATION
By: /s/ Susan C. O'Farrell
Name: Susan C. O'Farrell
Title: Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer

BLUELINX FLORIDA LP
By: BlueLinx Florida Holding No. 2 Inc., its General Partner
By: /s/ Susan C. O'Farrell
Name: Susan C. O'Farrell
Title: Treasurer

GUARANTORS

BLUELINX FLORIDA HOLDING NO. 1 INC.
By: /s/ Susan C. O'Farrell
Name: Susan C. O'Farrell
Title: Treasurer

BLUELINX FLORIDA HOLDING NO. 2 INC.
By: /s/ Susan C. O'Farrell
Name: Susan C. O'Farrell
Title: Treasurer

BLUELINX HOLDINGS INC.
By: /s/ Susan C. O'Farrell
Name: Susan C. O'Farrell
Title: Senior Vice President, Chief Financial Officer, Treasurer, and Principal Accounting Officer

AGENTS AND LENDERS

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and as a Revolving Loan Lender and Tranche A Loan Lender
By: /s/ Thomas A. Martin
Name: Thomas A. Martin
Title: Vice President

BANK OF AMERICA, N.A., as Joint Lead Arranger, Bookrunner and a Documentation Agent and as a Revolving Loan Lender and a Tranche A Loan Lender
By: /s/ Douglas Cowan
Name: Douglas Cowan
Title: Senior Vice President

JPMORGAN CHASE BANK, N.A., as a Documentation Agent and as a Revolving Loan Lender
By: /s/ Eric A. Anderson
Name: Eric A. Anderson
Title: Authorized Officer

REGIONS BANK, as Syndication Agent and as a Joint Bookrunner and as a Revolving Loan Lender
By: /s/ Kathy Myers
Name: Kathy Myers
Title: Vice President

TD BANK, N.A., as a Revolving Loan Lender
By: /s/ Bethany Buetenhuys
Name: Bethany Buetenhuys
Title: Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Loan Lender
By: /s/ Heath J. Hayes
Name: Heath J. Hayes
Title: Assistance Vice President

EXHIBIT A
TO
AMENDMENT NO. 13 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

A new Schedule A to the Loan Agreement is hereby added as follows:

SCHEDULE A
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
Tranche A Loan Limit

Measurement Period	Amount of Tranche A Loan Limit
(a) From November 1, 2016 through and including November 30, 2016	$15,750,000
(b) From December 1, 2016 through and including December 31, 2016	$15,500,000
(c) From January 1, 2017 through and including January 31, 2017	$15,250,000
(d) From February 1, 2017 through and including February 28, 2017	$15,000,000
(e) From March 1, 2017 through and including March 31, 2017	$14,750,000
(f) From April 1, 2017 through and including April 30, 2017	$14,500,000
(g) From May 1, 2017 through and including May 31, 2017	$14,250,000
(h) From June 1, 2017 through and including June 30, 2017	$14,000,000
(i) From July 1, 2017 through and including July 31, 2017	$14,000,000
(j) From August 1, 2017 through and including August 31, 2017	$13,500,000

Measurement Period	Amount of Tranche A Loan Limit
(k) From September 1, 2017 through and including September 30, 2017	$13,500,000
(l) From October 1, 2017 through and including October 31, 2017	$13,500,000
(m) From November 1, 2017 through and including November 30, 2017	$13,000,000
(n) From December 1, 2017 through and including December 31, 2017	$13,000,000
(o) From January 1, 2018 through and including January 31, 2018	$13,000,000
(p) From February 1, 2018 through and including February 28, 2018	$13,000,000
(q) From March 1, 2018 through and including March 31, 2018	$12,500,000
(r) From April 1, 2018 through and including April 30, 2018	$12,500,000
(s) From May 1, 2018 through and including May 31, 2018	$12,500,000
(t) From June 1, 2018 through and including June 30, 2018	$12,000,000
(u) From July 1, 2018 through and including July 14, 2018	$12,000,000
(v) July 15, 2018	$-0-
;provided, that, commencing on and after August 1, 2017 through but not including July 15, 2018, if a mandatory reduction of the Tranche A Loan Limit is not made on the date of such reduction as set forth above because the conditions to such reduction are not satisfied in accordance with Section 2.1(d)(i)(y) of the Loan Agreement, the Tranche A Loan Limit shall not be reduced on such date. The amount of the Tranche A Loan Limit on such date shall thereafter remain in effect until the next scheduled mandatory reduction as provided above, and if the conditions to such reduction are satisfied in accordance with Section 2.1(d)(i)(y) of the Loan Agreement, then the Tranche A Loan Limit shall be reduced by the amount of the reduction on such subsequent mandatory reduction date.

EXHIBIT B
TO
AMENDMENT NO. 13 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Schedule 1.1 to the Loan Agreement is hereby replaced with the following:
SCHEDULE 1.1
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Revolving Loan Commitments

Revolving Loan Lender	Revolving Loan Commitment
Wells Fargo Bank, National Association	$147,849,162.01
Bank of America, N.A.	$74,860,335.20
Regions Bank	$56,145,251.40
JPMorgan Chase Bank, N.A.	$24,953,445.06
PNC Bank, National Association	$18,715,083.80
TD Bank, N.A.	$12,476,722.53
Total	$335,000,000.00

EXHIBIT C
TO
AMENDMENT NO. 13 TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Schedule 1.2 to the Loan Agreement is hereby replaced with the following:
SCHEDULE 1.2
TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Tranche A Loan Commitments

Tranche A Loan Lender	Tranche A Loan Commitment*
Wells Fargo Bank, National Association	$11,200,000
Bank of America, N.A.	$4,800,000
Total	$16,000,000

*The Tranche A Loan Commitment of each Tranche A Loan Lender shall be reduced proportionally based on each Tranche A Loan Lender’s Pro Rata Share as the Tranche A Loan Limit is reduced in accordance with the definition of the Tranche A Loan Limit and the other terms and conditions of the Loan Agreement.